Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 16, 2007, relating to the financial statements of Perry Ellis International, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Perry Ellis International, Inc., for the year ended January 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

Miami, Florida

July 19, 2007